FOR IMMEDIATE RELEASE

MAVERICK ANNOUNCES ACQUISITION OF HURRICANE ENERGY AND APPOINTMENTS OF FORMER SUNOCO EXECUTIVES TO SENIOR MANAGEMENT.


FORT LAUDERDALE, FLORIDA, MARCH 10, 2005. Maverick Oil and Gas, Inc. ("Maverick" or the "Company")(OTC:MVOG) announced today that it has acquired Hurricane Energy LLC ("Hurricane Energy"), a Delaware Limited Liability Company, in consideration for the issuance of 4,500,000 new common shares of Maverick and options to purchase an additional 4,500,000 shares of common stock of Maverick . Pursuant to the transaction, Maverick has also announced three appointments to Maverick senior management from the existing senior management of Hurricane Energy. Mr. V. Ray Harlow will serve as Chief Executive Officer of Maverick, Mr. John A. Ruddy as Chief Financial Officer and Mr. James M. Parrish as Senior Vice President. Michael Garland will resign from his position of Chief Executive Officer but will remain as a director of Maverick post closing of the acquisition and will continue to pursue various international opportunities on behalf of the Company. Carlo Seidel will resign from his position as Vice-President, Finance of the company.

Hurricane Energy targets the acquisition of producing, development and exploitation reserves principally in the US Gulf Coast Region. The company has implemented a unique business strategy, the principle element of which is a comprehensive Strategic Alliance with a leading worldwide oilfield services company to provide, at the Company's direction, operational and technical oversight of all current and future projects. This process has been proven to enable cost savings and operational efficiencies not available to the Company's traditionally structured competitors. Hurricane Energy is in active discussions on a number of potential property acquisitions which could be completed during 2005 and continues to compete for additional opportunities in the United States.

With the acquisition of Hurricane, Maverick will be positioned to not only continue to focus on exploration, exploitation and development activities in the US but will also have an advanced capacity to continue to seek exploration opportunities worldwide. V. Ray Harlow, newly appointed CEO of Maverick, said "The acquisition of Hurricane Energy by Maverick delivers an extraordinarily broad operating capability worldwide without the normally associated capital and infrastructure costs. Additionally, our management team is well known in the industry and has an excellent and visible track record of creating the kind of significant value enhancement which we are confident we will also deliver to Maverick. We further intend to add a number of experienced industry and non-industry members to the Maverick Board of Directors in due course. I am personally delighted to be joining this young, aggressive public company which has already demonstrated its ability to be competitive in its chosen market area given the properties already in its portfolio."

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Prior to becoming CEO of Hurricane Energy, Mr. Harlow, 53, was Chairman and
Managing Director of the international businesses of Sunoco, Inc., a U.S. Fortune 100 Company with sales of $25 billion in 2004 and at the time of Mr. Harlow's tenure there, the largest independent refining and marketing company in the United States. Mr. Harlow has more than 30 years of industry experience including 14 years in international venues. During his tenure at Sunoco, and in particular as Chairman and Managing Director of Sun International Exploration and Production Company Limited in London, Mr. Harlow and his team pioneered the Strategic Alliance outsourcing approach to managing energy industry activities which resulted in significant performance enhancements to that company. Prior to his time at Sun Company, Mr. Harlow held positions at ARCO, AMOCO, and Transcontinental Oil Corporation, all in the US.

Also joining the Maverick management team is Mr. John A. Ruddy who will serve in the capacity of Chief Financial Officer. Mr. Ruddy, 58, has also held senior positions at Sunoco, where he was Chief Financial Officer of the company's North East Marketing division until 2003. In that time, Mr. Ruddy helped engineer the division's financial growth resulting in significant increases in net income from 1996 to 2004.

In addition, Mr. James M. Parrish will become Senior Vice President of Maverick. Mr. Parrish is a senior financial professional with diversified experience in investment banking, commercial banking, management, sales and the commodity markets. His principal duties in the Company will be in oversight of the Company's Strategic Alliances as well as managing the Company's commodity hedging activities. Prior to joining Hurricane Energy, Mr. Parrish was with the Dallas based firm of Dillon Gage where he created and managed the company's capital markets group. He also has had extensive involvement in the energy industry from an operational standpoint having been a Founder and Director of Dallas based Big D Petroleum.

Through the acquisition of Hurricane Energy, Maverick is expanding its corporate presence to include offices in Dallas, Texas and Fort Lauderdale, Florida, with a continuing presence in the United Kingdom. Michael Garland, incumbent CEO of Maverick, said, "We are very excited to be bringing on board a management team of such high caliber and proven capabilities. Maverick believes the acquisition of Hurricane Energy provides an outstanding opportunity to deliver rapid growth to our business, consistent with Maverick's business model. The Strategic Alliance operational approach is expected to extend both the company's operational and international reach significantly which will be of potentially great benefit as the company continues to examine present and future opportunities for value added acquisitions."




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About Maverick Oil and Gas, Inc.

Maverick Oil and Gas, Inc. is a public company (OTC: MVOG) engaged in oil and gas exploration, development and production. Initially formed to explore, acquire leases and drill for natural gas in two regions of Texas, the company's strategy is to expand its operations further by building on the characteristics of its initial two projects; focused, data-supported lease acquisition, and working with premier grade partners. The Company, through its project operators, employs the most modern techniques such as horizontal drilling and 3D seismic analysis. The Company aims to build up an energy portfolio combining high potential projects with relatively low risk together with higher yield, higher risk projects, using its existing Texan assets as a solid base for expansion.

This news release contains forward looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward looking statements. The words "estimate", "project", "expects", "believes", and similar expressions are intended to identify management's assessments, as well as assumptions made by, and information currently available to management pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release include, but are not limited to, Maverick's ability to extract value from Hurricane Energy's current active discussions on a number of potential future property acquisitions, the potential for the transaction to deliver an extraordinarily broad operating capability worldwide to Maverick without the normally associated capital and infrastructure costs, the ability of the incoming management to deliver significant value to Maverick, the ability of the incoming management to add additional prominent industry and non-industry marquee names to Maverick management, the belief that the transaction will deliver an outstanding opportunity to deliver rapid growth to Maverick's business, the expectation that the Company's Strategic Alliance will extend both the Company's operational and international reach significantly and that this could be of potentially great benefit to Maverick, the acquisition of additional opportunities in the United States and otherwise, and the development of an energy portfolio. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial position to differ materially from those included within the forward looking statements. These factors include those factors set forth in the Company's Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date made. The Company undertakes no obligations to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

Contact Information:

For further information, contact V. Ray Harlow, CEO, at (954)-463-0181, or Adrian Harris at 011-44-207 244-9099 for press inquiries, or visit www.maverickoilandgas.com.

Maverick Oil and Gas, Inc.
1314 E. Las Olas Blvd., #803
Fort Lauderdale, FL 33301
Tel:  954-463-0181